Kaufman Bros. As of June 30, 2008

Forward Looking Statements Statements contained in this Presentation that are not based on current or historical fact are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations and are made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. The Company's actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement. The financial information included in this presentation for the second quarter of 2008 is based on preliminary unaudited data and is subject to change.

Second Quarter Results 1 On a taxable equivalent basis $ in millions (except per share data) 2008 2008 2007 2007 2007 2007 2Q 08 1Q 08 4Q 07 3Q 07 2Q 07 1Q 07 Net Interest Income $338 $357 $363 $360 $372 $355 Provision for Loan Losses (191) (168) (203) (148) (115) (96) Service Fees (Deposits & Other) 162 157 142 143 138 136 Gain on Sale of Securities 28 48 (25) (3) 1 82 Trading Gains 17 4 4 (3) 10 (14) Valuation Adjustments on FAS159 (36) (3) - - - - Gain on Sale of Loans (1) 69 (77) 6 28 3 Other Operating Income 24 33 27 24 26 45 Revenues (less provision for loan losses) 342 497 231 379 460 511 Operating Expenses (348) (373) (621) (347) (361) (375) Tax 31 (21) 96 4 (24) (17) Net Income (loss) $24 $103 $(294) $36 $75 $119 EPS $0.06 $0.36 $(1.06) $0.12 $0.26 $0.41 Financial Ratios: Earning Assets Yield 1 6.74% 7.24% 7.32% 7.40% 7.38% 7.29% Cost of Funding Earning Assets 1 2.84 3.33 3.79 3.90 3.78 3.86 Net Interest Margin 1 3.90 3.91 3.53 3.50 3.60 3.43 ROE 2.08 12.83 (32.32) 3.52 7.80 12.91 ROA 0.24 0.97 (2.49) 0.30 0.64 1.02

2Q Significant Events Net Interest Income: Lower net interest income by $33.5 million, as compared to second quarter 2007, due to the sale and runoff of various low yielding assets. Provision for Loan Losses: Loan losses for the second quarter of 2008 increased by $75.5 million compared with second quarter 2007. Gain On Sale of Securities: Over $2.0 billion in U.S. government obligations were sold in Q2 to address the company's interest rate risk position; generating a gain on sale of $28 million. Valuation Adjustment FAS 159: Changes in the fair value of Popular Financial Holdings' loans and bond certificates measured under the provisions of SFAS No. 159 amounted to $35.9 million, for the quarter ended June 30, 2008. Net Gain on Sale of Loans: Lower net gain on sale of loans and valuation adjustments on loans held-for-sale by $29.7 million for the 2Q 08, with PFH and E-LOAN showing a reduction of approximately $34 million. Financial results for the quarter ended June 30, 2008 were significantly impacted by the following events:

P.R. Business Despite challenging economic conditions, the Puerto Rican business continues to perform well overall. Current economic conditions, including a recessionary cycle in PR and deteriorating quality trends in the commercial and construction loan portfolios, have led to an increase in the provision for loan losses. Management expects weakness in economy to continue throughout 2008 and into 2009 1 YTD figures & including centralized expenses. $ in millions 2Q 08 1Q 08 2Q 07 Net Interest Income $243 $245 $237 Provision for loan losses (108) (102) (63) Non Interest Income 185 178 125 Expenses (208) (199) (190) Taxes (20) (23) (28) Net Income $92 $99 $81 Assets $26,524 $26,741 $25,863 Loans 16,226 16,574 15,861 Deposits 17,895 17,861 15,531 ROE1 18.52% 19.39% 15.94%

U.S. Business

$ in millions	2Q 08	1Q 08	2Q 07
Net Interest Income	$100	$117	$141
Provision for loan losses	(83)	(66)	(52)
Non Interest Income	(13)	97	57
Expenses	(117)	(145)	(143)
Taxes	43	(1)	(1)
Net Income	$(70)	$2	$2
Assets	$14,823	$14,737	$20,599
Loans	11,394	11,346	16,878
Deposits	9,350	9,223	9,921
ROE[1]	(10.21)	(0.34)	(6.87)

[1] YTD figures & including centralized expenses.

- U.S. business has been significantly impacted by credit market dislocation
  - Rising charge-offs in PFH wholly-owned loans
  - Increased writedowns in the value of subprime-related assets, including loans at PFH and securitization residuals
  - Rising credit costs at U.S. bank, reflecting weaker U.S. economy
- Changes in market conditions have resulted in a number of restructuring efforts to refocus the business
  - Discontinued all wholesale sub-prime consumer lending
  - Securitizations at PFH have been modified to move assets off balance sheet
  - Significant portion of Equity One loans sold to AIG with some associated assets
    - Implementation of FAS 159 and separation of PFH from BPNA to improve reporting
    - Substantially all remaining PFH loan and servicing assets were sold in August, providing $700 million in liquidity
  - Continuous evaluation of community banking business including:
    - sale of Houston branches to Prosperity Bank
    - cost and branch structure optimization

5

Processing Strategy-EVERTEC Leveraging existing product offering and processing infrastructure to service other financial institutions and enter new markets Continuous improvement of quality levels Enhance competitiveness of ATH network Invest significantly in new technology developments Main initiatives $135.5 million in revenues Over 539 million transactions processed Offices in 9 countries, servicing customers in 16 countries 1,757 Employees 24.64% ROE YTD Financials June '08 Develop EVERTEC as a full service 3rd party processing provider with a strong presence in the Caribbean and Latin America.

Briefing - P.R. Economy Bottom line: Performance expected to remain weak but manageable in 2H 2008 Indicators to watch in 2008: Oil prices Housing sector November elections U.S. economy (i.e., P.R. tourism) Foreign, U.S. exports Fiscal budget 2008 Government still facing fiscal constraints Positive trends: Federal check rebates of $1.2 billion for P.R. residents (about 2% of GNP), mostly received in June -July Employment relatively stable during last 12 months %

Subprime Exposure The Q4 recharacterization and the sale of loans to American General Finance on Q1'08 have reduced PFH's subprime mortgage exposure to $677 million as of June 30th, 2008. Sale of PFH loan and servicing assets to significantly reduce U.S. subprime assets Subprime loans at BPPR have a similar loss experience as prime loans. Subprime loans at BPNA are substantially different products from those at PFH (and other monoline subprime lenders). Loss experience in P.R. is very low; in Q2'08 charge- offs were .05%1. BPNA loans are targeted to Hispanic borrowers, are fixed-rate, or 7/1's; in Q2'08 charge-offs were 2.7%1. (In millions $) (In millions $) 1 YTD subprime mortgage loan charge-offs.

Liquidity Banking subsidiary liquidity is currently strong: Short-term unsecured borrowings as of June 30th amounted to $1,064 million vs. $340 million in March 2008, and $3.8 billion in June 2007. There were $5 billion in strong sources of liquidity available: Fed Discount Window: $2.8 billion Unpledged securities: $1.4 billion Money market investments: $783 million FHLB availability: $484 million BHC liquidity was significantly strengthened with the preferred stock issuance: Popular Inc. raised $400 million in preferred stock in Q2. Popular North America's senior debt has been reduced by $532 million since 1Q 08 and by $628 million since 1Q '07. No need to access capital markets in 2008. (In millions $)

Sale of PFH Assets On August 29th, Popular announced an agreement to sell a substantial amount of loan and servicing assets from PFH The expected loss in connection with the sale is $450 million However, the company expects to remain "well capitalized" after booking the related losses It will increase BHC liquidity by approximately $700 million, resolving most of its cash needs The sale significantly reduces our exposure to subprime- related assets

Capital Management Capital has remained at adequate levels throughout market turmoil. Quarter-end capital ratios continue to exceed "well-capitalized" levels, with over $1 billion of Tier 1 capital in excess of the regulatory "well capitalized requirement." During the 2Q 08, Popular successfully completed the public offering of $400 million of 8.25% Preferred Stock, which qualify in its entirety as "Tier I" capital for risk-based capital ratios. Sale of loan and servicing assets of PFH to result in a loss of approx. $450 million $ in billions 2008 2008 2007 2007 2007 2Q 08 1Q 08 4Q 07 3Q 07 2Q 07 Tier 1 Capital Ratio 10.50% 9.55% 10.12% 10.73% 10.66% Total Capital Ratio 11.77% 10.82% 11.38% 11.98% 11.92% Leverage Ratio 8.52% 7.43% 7.33% 8.31% 8.17% Tangible Common Equity 5.92% 6.29% 6.16% 6.12% 5.93% Common Equity Less Goodwill $2.49 $2.65 $2.76 $2.95 $2.84 Tier 1 Capital $3.38 $3.09 $3.36 $3.83 $3.77 Risk Weighted Assets $32.1 $32.3 $33.21 $35.74 $35.37

Closing Thoughts The P.R. business is executing well in a very challenging environment and strengthening its competitive position. The U.S business has required structural changes to improve its core profitability Focus on profitability vs. growth Additional sales of U.S. assets are under consideration.

As of June 30, 2008